April 2019 Free Writing Prospectus pursuant to Rule 433 dated March 28, 2019 / Registration Statement No. 333-219206
STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities
GS Finance Corp.

Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

The Market-Linked Notes do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your notes on the stated maturity date (expected to be September 20, 2023) is based on the performance of an equally weighted basket composed of the EURO STOXX 50® Index, the S&P 500® Index and TOPIX as measured from the pricing date (expected to be April 26, 2019) to and including the valuation date (expected to be September 15, 2023).

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each index, of: (i) the final index value multiplied by (ii) the applicable multiplier. The multiplier will equal, for each index, the quotient of (i) the weighting of such index (1/3 or approximately 33.33%) multiplied by 100 divided by (ii) the initial index value.

If the final basket value is greater than the initial basket value of 100, the return on your notes will be positive and equal to the basket percent change (the percentage increase in the final basket value from the initial basket value). If the final basket value is equal to or less than the initial basket value, you will receive the stated principal amount of your investment, without any positive return on your notes.

At maturity, for each $10 principal amount of your notes, you will receive an amount in cash equal to:

•if the final basket value is greater than the initial basket value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the basket percent change;

•if the final basket value is equal to or less than the initial basket value, $10.

The notes are for investors willing to forgo interest payments for the potential to participate in any positive return of the basket, without participating in the negative return of the basket.

SUMMARY TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:

as described more fully below, an equally weighted basket composed of the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), the S&P 500® Index (Bloomberg symbol, “SPX Index”) and TOPIX (Bloomberg symbol, “TPX Index”)

Pricing date:	April , 2019 (expected to price on or about April 26, 2019)
Original issue date:	May , 2019 (expected to be May 1, 2019)
Valuation date:	expected to be September 15, 2023, subject to postponement
Stated maturity date:	expected to be September 20, 2023, subject to postponement
Stated principal amount/Original issue price:	$10 per note / 100% of the principal amount
Estimated value range:	$9.25 to $9.55. See the following page for more information.

Your investment in the notes involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-2. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	May , 2019	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.3% ($ in total)*	Net proceeds to the issuer:	96.7% ($ in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.30 for each note it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each note as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.03 for each note.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

The issue price, underwriting discount and net proceeds listed on the cover page relate to the notes we sell initially. We may decide to sell additional notes after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this document in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this document in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

ADDITIONAL SUMMARY TERMS
Basket (continued from previous page):	Basket component	Basket component weighting	Initial basket component value	Multiplier
	EURO STOXX 50® Index	1/3 (approximately 33.33%)
	S&P 500® Index	1/3 (approximately 33.33%)
	TOPIX	1/3 (approximately 33.33%)
We refer to each of the EURO STOXX 50® Index, the S&P 500® Index and TOPIX singularly as an underlying index and together as the underlying indices.
Payment at maturity:	$10 + the supplemental payment In no event will the payment at maturity be less than the stated principal amount.
Supplemental payment:	$10 × basket percent change, provided that in no event will the supplemental payment be less than $0
Basket percent change:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing value of each underlying index times the applicable multiplier for such underlying index on such date.
Basket component closing value:	In the case of each underlying index, the index closing value of such underlying index.
Multiplier:

Each multiplier will be set on the pricing date based on the applicable underlying index’s respective initial basket component value so that each underlying index will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the notes and will equal, for each underlying index, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value. See “Basket—Multiplier” above.

CUSIP / ISIN:	36257D436 / US36257D4363
Listing:	The notes will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this document (per $10 principal amount), which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $      per $10 principal amount).

Prior to            , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through                ). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 1,735 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 1,735 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at. sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 1,735 if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•    General terms supplement no. 1,735 dated July 10, 2017

•    Prospectus supplement dated July 10, 2017

•    Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

We refer to the notes we are offering by this document as the “offered notes” or the “notes”. Each of the offered notes has the terms described under “Summary Terms” and “Additional Provisions” in this document. Please note that in this document, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,735” mean the accompanying general terms supplement no. 1,735, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

The Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023 (the “notes”) offer 1-to-1 participation in the positive performance of the basket.  The notes provide investors:

•	an opportunity to gain 1-to-1 exposure to any positive basket percent change from the pricing date to the valuation date.
•	the repayment of principal and no exposure to any decline of the basket if the notes are held to maturity.

You will not receive dividends on the stocks comprising the underlying indices (the “underlying index stocks”) or any interest payments on your notes. At maturity, if the basket has depreciated or has not appreciated at all, you will receive the stated principal amount of $10 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 53 months
Payment at maturity:

•If the final basket value is greater than the initial basket value, $10 + the supplemental payment.

•If the final basket value is equal to or less than the initial basket value, $10. In no event will the payment at maturity be less than the stated principal amount of $10.

Basket percent change:	(final basket value - initial basket value) / initial basket value
Minimum payment at maturity:	$10 per note
Supplemental payment	$10 × basket percent change, provided that in no event will the supplemental payment be less than $0
Basket component weightings:	1/3 (approximately 33.33%) for the EURO STOXX 50® Index, 1/3 (approximately 33.33%) for the S&P 500® Index and 1/3 (approximately 33.33%) for TOPIX
Interest:	None
Redemption:	None. The notes will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The notes offer exposure to any positive performance of the basket and provide for the repayment of principal at maturity.  They are for investors who are concerned about principal risk but seek an equity basket-based return, and who are willing to forgo interest payments in exchange for the repayment of

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GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

principal at maturity plus the potential to receive a supplemental payment based on the performance of the basket. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus the supplemental payment. If the basket has not appreciated in value or has depreciated in value, investors will receive the stated principal amount of their investment, without any positive return on the notes.  Investors will not receive dividends on the underlying index stocks or any interest payments on the notes. All payments on the notes, including any repayment of principal, are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Repayment of principal	The notes offer investors 1-to-1 upside exposure to the performance of the basket, while providing for the repayment of principal at maturity.
Upside Scenario

The basket increases in value. In this case, you receive a full return of principal as well as the supplemental payment reflecting the appreciation of the basket.  For example, if the final basket value is 2.00% greater than the initial basket value, the notes will provide a total return of 2.00% at maturity.

Par Scenario	The final basket value is equal to the initial basket value or is less than the initial basket value. In this case, you receive only the stated principal amount of $10 at maturity.

 How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$10 per note
Minimum payment at maturity:	$10 per note

Payoff Diagram

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GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

How it works

▪

Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus a supplemental payment reflecting the appreciation of the basket from the pricing date to the valuation date of the notes.

▪	If the basket appreciates 2.00%, investors will receive a 2.00% return, or $10.20 per note reflecting the $10 principal amount and $0.20 supplemental payment.
▪
▪	Par Scenario. If the final basket value is equal to or less than the initial basket value, investors will receive the $10 stated principal amount per note.
▪	If the basket depreciates 30.00%, investors will receive $10 per note.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing values or hypothetical closing values of the underlying indices on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket values and closing values of the underlying indices that are entirely hypothetical; the basket closing value on any day throughout the life of the notes, including the final basket value on the valuation date, cannot be predicted. The underlying indices have been highly volatile in the past — meaning that the closing values of the underlying indices have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying indices and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which any of the respective underlying index publishers calculates their underlying index

Notes purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial basket component values that will serve as the baseline for determining the amount that we will pay on your notes at maturity. We will not do so until the pricing date. As a result, the actual initial basket component values may differ substantially from the underlying index closing values prior to the pricing date.

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GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical underlying index closing values shown elsewhere in this document. For information about the historical values of the underlying indices during recent periods, see “The Basket and the Underlying Indices — Historical Index Closing Values of the Underlying Indices and Basket Closing Values” below. Before investing in the offered notes, you should consult publicly available information to determine the values of the underlying indices between the date of this document and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final basket values and are expressed as percentages of the initial basket value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket value, and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered notes on the stated maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical final basket value and the assumptions noted above.

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
170.000%	170.000%
160.000%	160.000%
150.000%	150.000%
140.000%	140.000%
130.000%	130.000%
120.000%	120.000%
110.000%	110.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
60.000%	100.000%
50.000%	100.000%
30.000%	100.000%
25.000%	100.000%
0.000%	100.000%

If, for example, the final basket value were determined to be 25.000% of the initial basket value, the payment at maturity that we would deliver on your notes at maturity would be 100.000% of the stated principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the stated principal amount and held them to the stated maturity date, you would receive no return on your investment.

The following examples illustrate the hypothetical payment at maturity for each note based on hypothetical basket component closing values on the valuation date (which we refer to as the final basket component values) for each of the underlying indices, calculated based on the key terms and assumptions above. The values in Column A represent hypothetical initial basket component values for each basket component, and the values in Column B represent the hypothetical final basket component values for each of the underlying indices. The percentages in Column C represent hypothetical final basket component values for each basket component in Column B expressed as percentages of the corresponding hypothetical initial basket component values in Column A. The amounts in Column D represent the applicable multiplier for each basket component, and the amounts in Column E represent the products of the values in Column B times the corresponding amounts in Column D. The final basket value for each example is shown beneath

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each example, and will equal the sum of the products shown in Column E.  The basket percent change will equal the quotient of (i) the final basket value for such example minus the initial basket value divided by (ii) the initial basket value, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket value is greater than the initial basket value.

	Column A	Column B	Column C	Column D	Column E

Underlying Index	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B × Column D
EURO STOXX 50® Index (approximately 33.33% weighting)	3,300.00	4,125.00	125.00%	0.01010101	41.667
S&P 500® Index (approximately 33.33% weighting)	2,800.00	3,500.00	125.00%	0.01190476	41.667
TOPIX (approximately 33.33% weighting)	1,600.00	2,000.00	125.00%	0.02083333	41.667

				Final Basket Value:	125.00
				Basket Percent Change:	25.00%

In this example, the hypothetical final basket component values for all of the underlying indices are greater than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being greater than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 125.00, the hypothetical payment at maturity for each $10 principal amount of your notes will equal $10 + the supplemental payment, which equals:

$10 + ($10 × 25.00%) = $12.50

Example 2: The final basket value is less than the initial basket value. The payment at maturity equals the $10 principal amount.

	Column A	Column B	Column C	Column D	Column E
Underlying Index	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B × Column D
EURO STOXX 50® Index (approximately 33.33% weighting)	3,300.00	1,980.00	60.00%	0.01010101	20.00
S&P 500® Index (approximately 33.33% weighting)	2,800.00	1,680.00	60.00%	0.01190476	20.00
TOPIX (approximately 33.33% weighting)	1,600.00	960.00	60.00%	0.02083333	20.00

				Final Basket Value:	60.00

In this example, the hypothetical final basket component values for all of the underlying indices are less than the applicable initial basket component values, which results in the hypothetical final basket value being less than the initial basket value of 100.00. Since the hypothetical final basket value is less than the initial basket

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GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

value, the hypothetical payment at maturity for each $10 principal amount of your notes will equal the principal amount of the notes, or $10.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the notes do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this document.

We cannot predict the actual final basket value or what the market value of your notes will be on any particular index business day, nor can we predict the relationship between the index closing values of each underlying index and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual initial basket component value for each underlying index, which we will set on the pricing date, and the actual final basket value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

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GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,735. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,735. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your notes are linked, the stocks comprising such underlying index. You should carefully consider whether the offered notes are suited to your particular circumstances.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the payment at maturity payable for your notes on the stated maturity date exceeds the stated principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Receive Only the Stated Principal Amount of Your Notes at Maturity

If the basket percent change is zero or negative on the valuation date, the payment at maturity will be limited to the stated principal amount.

Even if the amount paid on your notes at maturity exceeds the stated principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a note with the same stated maturity that bears interest at the prevailing market rate.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlying indices, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 33 of the accompanying prospectus.

The Lower Performance of One or More Underlying Indices May Offset an Increase in Any of the Other Underlying Indices

Declines in the value of one or more underlying indices may offset an increase in the value of any of the other underlying indices. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The underlying index publishers calculate the respective values of the underlying indices by reference to the prices of the applicable underlying index stocks, without taking account of the value of dividends paid

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GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

on those stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “—Investing in the notes is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

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Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Amount Payable on Your Notes Is Not Linked to the Index Closing Values of the Underlying Indices at Any Time Other than the Valuation Date

The final basket value will be based on the index closing value of each of the underlying indices on the valuation date (subject to adjustment as described elsewhere in this document). Therefore, if the index closing values of the underlying indices dropped precipitously on the valuation date, the payment at maturity for your notes may be significantly less than it would have been had the payment at maturity been linked to the index closing values prior to such drop in the values of the underlying indices. Although the actual value of the underlying indices on the stated maturity date or at other times during the life of your notes may be higher than the index closing values of the underlying indices on the valuation date, you will not benefit from the index closing values of the underlying indices at any time other than on the valuation date.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the value of the basket and the underlying indices;
•	the volatility – i.e., the frequency and magnitude of changes – in the index closing values of the underlying indices;
•	the dividend rates of the underlying index stocks;
•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may
•	affect the index closing values of the underlying indices;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the principal amount of your notes or the amount you may receive at maturity.

You cannot predict the future performance of the underlying indices based on their historical performance. The actual performance of the underlying indices over the life of the offered notes or the payment at maturity may bear little or no relation to the historical index closing values of the underlying indices or to the hypothetical examples shown elsewhere in this document.

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Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If the Values of the Underlying Indices Change, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move quite differently than the performance of the underlying indices. Changes in the value of one or more of the underlying indices may not result in a comparable change in the market value of your notes. Even if the value of one or more of the underlying indices increases above its initial basket component value during some portion of the life of the notes, the market value of your notes may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked, in part, to the EURO STOXX 50® Index and TOPIX, which are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying indices and the underlying index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling

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any of the foregoing, and perhaps other instruments linked to the underlying indices or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying indices or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the values of the underlying indices — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underlying indices or underlying index stocks. Investors in the notes should expect that Goldman

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Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publishers and Changes That Affect the Underlying Indices or the Underlying Index Stocks Comprising the Underlying Indices Could Affect the Payment at Maturity and the Market Value of the Notes

The policies of the underlying index publishers concerning the calculation of the values of the underlying indices, additions, deletions or substitutions of underlying index stocks comprising the underlying indices and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying indices, could affect the values of the underlying indices and, therefore, the payment at maturity and the market value of your notes before the stated maturity date. The payment at maturity and the market value of your notes could also be affected if an underlying index publisher changes these policies, for example, by changing the manner in which it calculates such underlying index value or if such underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing values of the underlying indices on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index value of the underlying indices on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes— Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 1,735.

Investing in the Notes is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your notes is not equivalent to investing in the underlying indices and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this document. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this document.

If You Purchase Your Notes at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at stated principal amount. If you purchase your notes at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at stated principal amount or a discount to stated principal amount.

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Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

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The Basket and the Underlying Indices

The Basket

The basket is composed of three underlying indices with the following basket component weightings within the basket: the EURO STOXX 50® Index (approximately 33.33%), the S&P 500® Index (approximately 33.33%) and TOPIX (approximately 33.33%).

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The value of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The top ten constituent stocks of the EURO STOXX 50® Index as of March 19, 2019, by weight, are: Total S.A. (5.57%), SAP SE (4.43%), Sanofi (3.67%), LVMH Moët Hennessy Louis Vuitton SE (3.50%), LINDE PLC (3.48%), Allianz SE (3.48%), Siemens AG (3.27%), Unilever N.V. (3.00%), Banco Santander S.A. (2.98%) and ASML Holding N.V. (2.92%); constituent weights may be found on the STOXX Limited website. We are not incorporating by reference the website or any material it includes in this document.

As of March 19, 2019, the sixteen industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Automobiles & Parts (4.03%), Banks (10.76%), Chemicals (4.51%), Construction & Materials (2.91%), Food & Beverage (4.41%), Health Care (9.78%), Industrial Goods & Services (10.64%), Insurance (6.75%), Media (1.03%), Oil & Gas (7.22%), Personal & Household Goods (10.44%), Real Estate (0.85%), Retail (3.90%), Technology (9.86%), Telecommunications (4.78%) and Utilities (4.66%); industry weightings may be found on the STOXX Limited website. Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of March 19, 2019, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (2.60%), Finland (1.29%), France (38.90%), Germany (27.43%), Ireland (4.43%), Italy (4.90%), Netherlands (10.18%) and Spain (10.28%); country weightings may be found on the STOXX Limited website.

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 1,735. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher's website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings — EURO STOXX 50® Index” on page S-75 of the accompanying general terms supplement no. 1,735.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the underlying index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

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The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”).

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee. Also as of July 31, 2017, the criteria employed by S&P for purposes of making additions to the S&P 500® Index were changed as follows:

•

with respect to the “U.S. company” criterion, (i) the IEX was added as an “eligible exchange” for the primary listing of the relevant company’s common stock and (ii) the former “corporate governance structure consistent with U.S. practice” requirement was removed; and

•

with respect to constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index that are being considered for addition to the S&P 500® Index, the financial viability, public float and/or liquidity eligibility criteria no longer need to be met if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark.

Effective February 20, 2019, company additions to the S&P 500® Index should have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).

As of March 14, 2019, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (10.31%), Consumer Discretionary (9.83%), Consumer Staples (7.14%), Energy (5.40%), Financials (13.24%), Health Care (14.71%), Industrials (9.49%), Information Technology (20.87%), Materials (2.66%), Real Estate (3.03%) and Utilities (3.30%). (Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry

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Classification Sector structure changes are effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 1,735. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings - S&P 500® Index” on page S-40 of the accompanying general terms supplement no. 1,735.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such securities.

TOPIX

TOPIX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. TOPIX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TOPIX is calculated and published by TSE. Additional information about TOPIX is available on the TOPIX website. We are not incorporating by reference the website or any material it includes in this document.

TOPIX

Basket Underlier Stock Weighting by Sector as of March 25, 2019

Sector:*	Percentage (%)**
Air Transportation	0.62%
Banks	6.54%
Chemicals	7.18%
Communication	8.14%
Construction	2.98%
Electric Appliances	12.86%
Electric Power & Gas	1.98%
Fishery, Agriculture & Forestry	0.12%
Foods	4.33%
Glass & Ceramics Products	0.92%
Insurance	2.29%
Iron & Steel	1.01%
Land Transportation	4.75%
Machinery	4.93%
Marine Transportation	0.17%

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Metal Products	0.59%
Mining	0.29%
Nonferrous Metals	0.81%
Oil & Coal Products	0.70%
Other Financing Business	1.16%
Other Products	2.10%
Pharmaceutical	5.35%
Precision Instruments	1.91%
Pulp & Paper	0.29%
Real Estate	2.46%
Retail Trade	4.91%
Rubber Products	0.80%
Securities & Commodity Futures	0.85%
Services	4.78%
Textiles & Apparels	0.66%
Transportation Equipment	8.29%
Warehousing & Harbor Transportation Services	0.19%
Wholesale Trade	5.07%

*

Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**	Information provided by TSE. Percentages may not sum to 100% due to rounding.

The above information supplements the description of TOPIX found in the accompanying general terms supplement no. 1,735. For more details about TOPIX, the underlying index publisher and the license agreement between the underlying index publisher and the issuer, see “The Underlyings — TOPIX” on page S-82 of the accompanying general terms supplement no. 1,735.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No notes are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the notes.

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Historical Index Closing Values of the Underlying Indices and Basket Closing Values

The respective index closing values of the underlying indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value of any of the underlying indices during any period shown below is not an indication that the underlying indices are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical index closing values of the underlying indices or the historical basket closing values as an indication of the future performance of the underlying indices or the basket.  We cannot give you any assurance that the future performance of the underlying indices, the basket or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performances of the underlying indices. Before investing in the offered notes, you should consult publicly available information to determine the values of the underlying indices between the date of this document and the date of your purchase of the offered notes. The actual performance of each underlying index over the life of the offered notes, as well as the payment at maturity may bear little relation to the historical index closing values shown below.

The tables below shows the high, low and period end index closing values of the EURO STOXX 50® Index, the S&P 500® Index and TOPIX for each of the four calendar quarters in 2014, 2015, 2016, 2017, 2018 and 2019 (through March 26, 2019). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the EURO STOXX 50® Index

	High	Low	Period End
2014
Quarter ended March 31	3,172.43	2,962.49	3,161.60
Quarter ended June 30	3,314.80	3,091.52	3,228.24
Quarter ended September 30	3,289.75	3,006.83	3,225.93
Quarter ended December 31	3,277.38	2,874.65	3,146.43
2015
Quarter ended March 31	3,731.35	3,007.91	3,697.38
Quarter ended June 30	3,828.78	3,424.30	3,424.30
Quarter ended September 30	3,686.58	3,019.34	3,100.67
Quarter ended December 31	3,506.45	3,069.05	3,267.52
2016
Quarter ended March 31	3,178.01	2,680.35	3,004.93
Quarter ended June 30	3,151.69	2,697.44	2,864.74
Quarter ended September 30	3,091.66	2,761.37	3,002.24
Quarter ended December 31	3,290.52	2,954.53	3,290.52
2017
Quarter ended March 31	3,500.93	3,230.68	3,500.93
Quarter ended June 30	3,658.79	3,409.78	3,441.88
Quarter ended September 30	3,594.85	3,388.22	3,594.85
Quarter ended December 31	3,697.40	3,503.96	3,503.96
2018
Quarter ended March 31	3,672.29	3,278.72	3,361.50
Quarter ended June 30	3,592.18	3,340.35	3,395.60
Quarter ended September 30	3,527.18	3,293.36	3,399.20
Quarter ended December 31	3,414.16	2,937.36	3,001.42

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	High	Low	Period End
2019
Quarter ending March 31 (through March 26, 2019)	3,409.00	2,954.66	3,319.53

Historical Quarterly High, Low and Period End Index Closing Values of the S&P 500® Index

	High	Low	Period End
2014
Quarter ended March 31	1,878.04	1,741.89	1,872.34
Quarter ended June 30	1,962.87	1,815.69	1,960.23
Quarter ended September 30	2,011.36	1,909.57	1,972.29
Quarter ended December 31	2,090.57	1,862.49	2,058.90
2015
Quarter ended March 31	2,117.39	1,992.67	2,067.89
Quarter ended June 30	2,130.82	2,057.64	2,063.11
Quarter ended September 30	2,128.28	1,867.61	1,920.03
Quarter ended December 31	2,109.79	1,923.82	2,043.94
2016
Quarter ended March 31	2,063.95	1,829.08	2,059.74
Quarter ended June 30	2,119.12	2,000.54	2,098.86
Quarter ended September 30	2,190.15	2,088.55	2,168.27
Quarter ended December 31	2,271.72	2,085.18	2,238.83
2017
Quarter ended March 31	2,395.96	2,257.83	2,362.72
Quarter ended June 302,395.962,257.832,395.96	2,453.46	2,328.95	2,423.41
Quarter ended September 302,395.962,257.832,395.96	2,519.36	2,409.75	2,519.36
Quarter ended December 312,395.962,257.832,395.96	2,690.16	2,529.12	2,673.61
2018
Quarter ended March 31	2,872.87	2,581.00	2,640.87
Quarter ended June 30	2,786.85	2,581.88	2,718.37
Quarter ended September 30	2,930.75	2,713.22	2,913.98
Quarter ended December 31	2,925.51	2,351.10	2,506.85
2019
Quarter ending March 31 (through March 25, 2019)	2,854.88	2,447.89	2,818.46

Historical Quarterly High, Low and Period End Index Closing Values of TOPIX

	High	Low	Period End
2014
Quarter ended March 31	1,306.23	1,139.27	1,202.89
Quarter ended June 30	1,269.04	1,132.76	1,262.56
Quarter ended September 30	1,346.43	1,228.26	1,326.29
Quarter ended December 31	1,447.58	1,177.22	1,407.51
2015
Quarter ended March 31	1,592.25	1,357.98	1,543.11
Quarter ended June 30	1,679.89	1,528.99	1,630.40
Quarter ended September 30	1,691.29	1,375.52	1,411.16
Quarter ended December 31	1,605.94	1,442.74	1,547.30
2016
Quarter ended March 31	1,509.67	1,196.28	1,347.20
Quarter ended June 30	1,407.50	1,204.48	1,245.82

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	High	Low	Period End
Quarter ended September 30	1,352.67	1,209.88	1,322.78
Quarter ended December 31	1,552.36	1,301.16	1,518.61
2017
Quarter ended March 31	1,577.40	1,506.33	1,512.60
Quarter ended June 30	1,624.07	1,459.07	1,611.90
Quarter ended September 30	1,676.17	1,590.71	1,674.75
Quarter ended December 31	1,831.93	1,673.62	1,817.56
2018
Quarter ended March 31	1,911.07	1,664.94	1,716.30
Quarter ended June 30	1,815.25	1,703.80	1,730.89
Quarter ended September 30	1,804.02	1,676.20	1,804.02
Quarter ended December 31	1,824.03	1,415.55	1,494.09
2019
Quarter ending March 31 (through March 26, 2019)	1,627.59	1,471.16	1,617.94

The graphs below show the daily historical index closing values of the EURO STOXX 50® Index, the S&P 500® Index and TOPIX from January 1, 2007 through March 26, 2019. We obtained the index closing values in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

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Historical Performance of the S&P 500® Index

Historical Performance of TOPIX

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Historical Basket Values

The following graph is based on the basket closing value for the period from January 1, 2007 through March 26, 2019 assuming that the basket closing value was 100 on January 1, 2007. We derived the basket closing values based on the method to calculate the basket closing value as described in this document and on actual index closing values of the underlying indices on the relevant date. The basket closing value has been normalized such that its hypothetical value on January 1, 2007 was 100. As noted in this document, the initial basket value will be set at 100 on the pricing date. The basket closing value can increase or decrease due to changes in the values of the underlying indices.

Historical Performance of the Basket

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GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

Supplemental Discussion of Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a regulated investment company;
•	a life insurance company;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is

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applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to      % per annum, compounded semi-annually with a projected payment at maturity of $      based on an investment of $10.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $10 note) as of End of Accrual Period through December 31, 2019
January 1, 2020 through December 31, 2020
January 1, 2021 through December 31, 2021
January 1, 2022 through December 31, 2022
January 1, 2023 through

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

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GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize income or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any income you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Pursuant to recently enacted legislation, for taxable years beginning after December 31, 2018, with respect to a debt instrument issued with original issue discount, such as the notes, an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement of the taxpayer. For this purpose, an “applicable financial statement” generally means a financial statement certified as having been prepared in accordance with generally accepted accounting principles or that is made on the basis of international financial reporting standards and which is used by the taxpayer for various specified purposes. This rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the notes prior to the time such income would be recognized pursuant to the rules described above. Potential investors in the notes should consult their tax advisors regarding the potential applicability of these rules to their investment in the notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying indices during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we

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would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

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GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

Additional Information About the Notes

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,735. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 1,735.

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publishers:	For the EURO STOXX 50® Index, STOXX Limited, for the S&P 500® Index, S&P Dow Jones Indices LLC and for TOPIX, the Tokyo Stock Exchange, Inc.
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,735
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Valuation Date” on page S-16 of the accompanying general terms supplement no. 1,735
Specified currency:	U.S. dollars (“$”)
Index closing value:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value, Index Closing Value and ETF Closing Price” on page S-31 of the accompanying general terms supplement no. 1,735

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,735
Index business day:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day, Index Business Day and ETF Business Day” on page S-30 of the accompanying general terms supplement no. 1,735

FDIC:	The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

The notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes, as described under “Supplemental Discussion of Federal Income Tax Consequences” above. Under this treatment, it is the opinion of Sidley Austin llp that if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.

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Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,735
ERISA:	As described under “Employee Retirement Income Security Act” on page S-102 of the accompanying general terms supplement no. 1,735
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-103 of the accompanying general terms supplement no. 1,735 and “Plan of Distribution — Conflicts of Interest” on page 106 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $   .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered notes specified on the front cover of this document. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this document. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.30, or 3% of the principal amount, for each note it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.5% of the principal amount, for each note as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.03, or 0.3% of the principal amount, for each note. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the notes against payment therefor in New York, New York on May    , 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

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GS Finance Corp. Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

About Your Notes:

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 1,735 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 1,735 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at. sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 1,735 if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●General terms supplement no. 1,735 dated July 10, 2017

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

April 2019

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Market-Linked Notes Based on the Value of a Basket of Equity Indices due September 20, 2023

Goldman Sachs & Co. LLC